Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Financial Institutions, Inc.:

We consent to incorporation by reference in the Registration Statements No. 333-40544, 333-87338, 333-172651 and 333-176522 on Form S-8 and Registration Statements No. 333-156855 and 333-160843 on Form S-3 of Financial Institutions, Inc. of our reports, dated March 9, 2012, relating to the consolidated statements of financial condition of Financial Institutions, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011 , and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Financial Institutions, Inc.

/s/ KPMG LLP

Rochester, New York

March 9, 2012